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                                                                    EXHIBIT 99.1

                                TICKETS.COM, INC.
                           555 Anton Blvd., 11th Floor
                              Costa Mesa, CA 92626

                                 March 26, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549



Ladies and Gentlemen:

               Pursuant to the requirements under Temporary Note 3T to Article 3 of Regulation S-X, Tickets.com, Inc. (the "Company") hereby states that, in connection with its audit of the Company's consolidated financial statements as of and for the period ended December 31, 2001, Arthur Andersen LLP ("Andersen") represented to the Company that Andersen's audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and that there was availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audit.

                                             Very truly yours,

                                             /s/ Eric P. Bauer
                                             --------------------------------
                                             Chief Financial Officer